Exhibit 99.2

TRANSCRIPT

The following is a transcript of the earnings conference call held by Allis-Chalmers Energy Inc. on May 7, 2008. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Allis-Chalmers believes that none of these potential inaccuracies is material. A replay of the conference call will be available through May 14, 2008 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 99529488. A replay of the call is also available through Allis-Chalmers’ website at www.alchenergy.com.

CORPORATE PARTICIPANTS

Jeff Freedman

Allis-Chalmers Energy Inc. — VP IR

Micki Hidayatallah

Allis-Chalmers Energy Inc. — Chairman, CEO

Vic Perez

Allis-Chalmers Energy Inc. — CFO

Ted Pound

Allis-Chalmers Energy Inc. — General Counsel, Secretary

CONFERENCE CALL PARTICIPANTS

Mike Drickamer

Morgan Keegan — Analyst

Waqar Syed

Tristone Capital — Analyst

Steve Ferazani

Sidoti — Analyst

David Anderson

Palo Alto Investors — Analyst

Mark Kaufman

[MLK] Investment Management — Analyst

Steve Emerson

Emerson Investment Group — Analyst

Jonathan Antergen

Dominick & Dominick — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2008 Allis-Chalmers Energy earnings conference call. My name is Kristy and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

I would now like to turn the presentation over to your host for today’s conference, Mr. Jeff Freedman. Please proceed.

Jeff Freedman - Allis-Chalmers Energy Inc. — VP IR

Good morning, everyone. This is the conference call to discuss our first-quarter 2008 results. With us today is Micki Hidayatallah, our Chairman; Vic Perez will (technical difficulty) be addressing our outlook for the balance of this year and also reviewing the first quarter.

Let me remind you that during this conference call, we will be making certain forward-looking statements which reflect management’s best judgment. As you are well aware, these forward-looking statements can be inherently subject to certain risks and uncertainties, and our estimates and guidance and results could materially differ from in fact what might occur over the next year or so.

I am the Vice President of Investor Relations for Allis-Chalmers. This is being webcast as well. As the operator had indicated, at the end of the presentation we will take questions from those of you that have an interest. Thank you for joining us. Micki, are you set?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

I am — and good morning, everyone. I am actually calling from Rio de Janeiro, so if you can’t hear me clearly, well, I will just do the best I can.

The first-quarter earnings per share was in the top end of the anticipated range at $0.23. This reflected a 44% increase over the last quarter of 2007. We anticipate an additional increase in earnings per share in the second quarter over the first quarter of 2008 of approximately 30% to 40%, but continue to maintain our previous guidance for the full year.

The Company remains very bullish on our prospects for 2009, when we believe that drilling and production activity worldwide will be very robust, as oil and natural gas prices stabilize at attractive levels. But more specifically, in Argentina we will have 16 additional workover and four additional drilling rigs operating at a 92% capacity utilization, under contract with Pan American, with what we believe are very attractive prices.

In addition to this, efficiency will improve as the operator training programs become productive, startup costs are reduced, day rates improve, and we see operating margins increase.

In Brazil, in May, BCH will have six drilling rigs operating for Petrobras and one workover rig operating for the independents. Capacity utilization in May will be over 90%.

In our Rental segment, we have successfully redeployed assets domestically and seen a gradual increase in daily revenues between February and April. We also will see the benefits in May in our pursuit of international markets with a 300-day contract with Libya that has an aggregate value of $1 million.

In addition to this, we think that the domestic market will improve with some contracts that we are entering into, which will begin to throw off revenues in July; these will be about $2 million a year. And an additional contract in the fourth quarter that will generate over a period of six months $794,000.

I’m going to the Middle East in the third week of May to further pursue Rental revenues with Mark Patterson in the Eastern Hemisphere. We think that there is a great opportunity in 2009 to place drill pipe in the Eastern Hemisphere. We also believe that Mexico and perhaps Brazil offer increased opportunity for Rental contracts that could become effective in early 2009.

The directional drilling operations continued to perform beyond our expectations in the first quarter. We are now exploring the potential opportunity of using downhole motors in Argentina in vertical wells to improve performance and the rate of penetration.

Our casing running tools arrived with late deliveries, and have really begun operations in the second quarter; but we should see the real benefits in the third quarter and through 2009. We have deployed them domestically and in Mexico, and they add a new dimension to our casing and tubing operations.

Revenues from Mexico reached record levels in the first quarter of this year, and we feel we will continue to increase market share in what we consider an ever-growing opportunity.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Our underbalanced drilling operations continue to perform strongly in the MidContinent, and we have absorbed the slowdown in West Texas.

In May all our diamond inserts will come from our Chinese joint venture supply agreements, reducing costs and increasing the rate of penetration and productivity. This will substantially benefit our turnkey operations when we offer both air as well as hammer and bit services on a turnkey footage basis.

Although we will not receive the six additional coil tubing units until October, we believe we can deploy them in the domestic and Mexican markets in 2009, and we think that the Mexican market will give us extremely attractive rates.

I’m now going to ask Vic Perez to talk a little bit about the first quarter’s financial performance. Vic?

Vic Perez - Allis-Chalmers Energy Inc. — CFO

Thank you, Micki. I just wanted to mention some numbers for the first quarter sequentially compared to the fourth quarter of 2007 so you can note the trends and the improvement that we’ve begun to make compared to the fourth quarter of 2007.

Income from operations for the first quarter of 2008, which was $23.6 million, is up from about $20.7 million in the fourth quarter of 2007. Net income increased as was mentioned to $8.1 million or $0.23 per diluted share, up from $5.8 million or $0.16 in the fourth quarter of 2007.

Additionally, our adjusted EBITDA, which was $42 million for the first quarter of 2008, compares to about $38.6 million in the fourth quarter of last year. You see that we’re guiding towards adjusted EBITDA in the $45 million to $46 million range for the second quarter of 2008; and we are maintaining our guidance, as Micki mentioned, on the EPS and EBITDA basis for the full year of 2008.

You might note that in terms of us reporting the information or financial reporting in three segments — which is Oilfield Services, Drilling and Completion, and also Rental Services — as you know, in January of 2008 we created the positions of Senior Vice President, Oilfield Services, and Senior Vice President of Rental Services.

In conjunction with this change we reviewed the presentation of our reporting segments during the first quarter of 2008. Based on this review, we determine that our operational performance would be segmented and reviewed by the Oilfield Services, Drilling and Completion, and Rental Services segments.

The Oilfield Services segment includes our underbalanced drilling, directional drilling, tubular services, and our production service operations. The Drilling and Completion segment includes our international drilling operations. As a result of that, we realigned our financial reporting segments accordingly.

In terms of just a brief review in the quarter of some of the segments, Oilfield Services benefited from small acquisitions that we made in the second half of last year, primarily in the directional operations, which provided about an additional 100 downhole motors, additional directional drillers, and MWDs.

As Micki mentioned, this business continues quite strong. Currently about 48% of all wells in North America are being drilled directionally and horizontally. Also, through our capital expenditure program we added about six MWD or measurement-while-drilling kits at the beginning of this year.

The underbalanced operations are benefiting from the new foam units that we added, about 11 of them, late last year and early this year. These are trailer-mounted compressors and boosters with a small footprint, enables us to expand our penetration in the MidContinent. Also we have also gained initial business in California in the geothermal market.

As Micki mentioned, the activity in Mexico was strong for the quarter in tubular services. Domestic also saw an increase in performance compared to the fourth quarter of last year.

We have not yet seen in the first quarter the benefit of the 10 additional — or the 10 casing running tools that we are taking delivery of in the second quarter.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Our production services or our coil tubing operation, which will take delivery of six more coil tubing units in the second half of ‘08, also improved its performance this quarter compared to the fourth quarter of last year. As you recall, last year we had some issues in terms of late delivery of equipment, relocation expenses, etc., that go along with a new operation.

Our Drilling and Completion segment, which is of course primarily our DLS subsidiary, performed in line with or above our expectations. We activated eight of the new service rigs in the first quarter, throughout the first quarter. We didn’t have them for the entire quarter.

We expect two more of these rigs, service rigs, workover rigs, to be activated this month. We expect two more very late in the second quarter, towards the end of the second quarter; and the final four of these 16 service rigs in the third quarter.

The four drilling rigs will largely be a third-quarter item. We may have one in the second quarter. Of course, they will go to work under a long-term contract with Pan American Energy.

As you probably noted in our margin for our Drilling and Completion segment, we absorbed in the quarter significant wage increases from last year. Some of these were large and retroactive. Also we saw the increase in our labor force in connection with the upcoming rigs. We will be working diligently to pursue further increases in prices in our operations in the Drilling and Completion segment.

As Micki already covered the Rental segment, and we begin to see improvement from the trend we have been seeing between February, and such improvement in revenues continues into May, the guidance that we have issued for ‘08 assumes a reduction in rental revenues and EBITDA, as we’ve discussed previously, from 2007.

In terms of the balance sheet, just to mention a couple of things. During the quarter, we borrowed approximately $20.5 million under our $90 million revolver. This was for capital expenditures and also for the investment — the $40 million convertible debenture in BCH. We also borrowed about $13 million under a new $25 million credit facility at DLS in Argentina related to the funding of the new rigs.

Our cash position was approximately $10 million at the end of March. I might note that since the end of the quarter, we have paid down on this debt, and our cash position has also increased. So our borrowings currently are around $15 million under our $90 million revolver. So we have about $67 million available under our revolver.

As we have generated additional cash flow, we have paid down on that short-term borrowing, and also our cash position has built up.

At this point, I will go ahead and turn it back over to Micki or start the question and answers.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Please address the person you would like to answer the question. We have Mark Patterson, head of our Rental group, available as well to answer any of your questions.

Jeff Freedman - Allis-Chalmers Energy Inc. — VP IR

Operator, then let’s just begin the question-and-answer period. Then if you could — if you can — how do you want to — okay, Mike Drickamer?

Unidentified Company Representative

She’ll announce (inaudible).

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mike Drickamer from Morgan Keegan.

Mike Drickamer - Morgan Keegan — Analyst

Hey, good morning, guys. Micki, it must be awfully tough having to go to Rio, let me tell you.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Yes.

Mike Drickamer - Morgan Keegan — Analyst

I hate to start off with a tough one for you, Micki, but you guys didn’t mention any update on the Bronco Drilling acquisition. Can you let us know where you stand in the process there?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Yes, as you’re aware, Mike, we do have a legally binding purchase agreement at $16.33 per share that is subject only to shareholder approval. The agreement was made because we felt that the board of directors and management of Bronco and the Board of Directors and management of Allis-Chalmers had a shared vision.

The inherent values behind the sales purchase agreement were based on fairness opinions provided by two independent investment banks. Subsequent to that, a no-solicitation clause is in place. But obviously there has been, since the public announcement, no competing bid higher than the agreement.

It is our intention to confirm the inherent values that we have established for the combined operation and to continue to pursue shareholder approval from the shareholders of both companies.

Mike Drickamer - Morgan Keegan — Analyst

Okay, Micki. I mean, we’ve had very publicly some shareholders state that they are voting against it; not enough that I think you have a majority against the vote yet. Shareholders you are talking to, are they telling you anything any different?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, I think when the — it is difficult for us to analyze that, because we are not currently in discussions directly with any shareholders of Bronco, and we are not privy to any discussion that may have occurred between the management of Bronco and their shareholders.

So, we continue to believe that the transaction makes a lot of economic sense based on the inherent values, and to continue to pursue the acquisition; or alternatively consider all our strategic alternatives and other opportunities that may come from time to time.

Mike Drickamer - Morgan Keegan — Analyst

Okay. I guess one more on that would be — where do we stand as far as mailing the proxy cards?

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

As far as I know, can I ask Ted Pound to answer that?

Jeff Freedman - Allis-Chalmers Energy Inc. — VP IR

Yes, Ted is with us. Ted is General Counsel of Allis-Chalmers Energy.

Ted Pound - Allis-Chalmers Energy Inc. — General Counsel, Secretary

We are in the process of doing — of getting all that together. But as of right now, we are not ready to mail yet. But we can be in that position very very quickly.

Mike Drickamer - Morgan Keegan — Analyst

Thanks, guys. Vic, one for you. Press release commented about your operating margins at DLS were impacted as you had to hire some people ahead of the rigs being delivered. Should we expect that to continue into the, I guess, second and third quarters, and perhaps actually accelerate here, as you have to hire the people for the drilling rigs in the third quarter?

Vic Perez - Allis-Chalmers Energy Inc. — CFO

I would expect that we will see a gradual improvement. We did have some factors in the first quarter, which were retroactive wage increases, if you will. These are wage increases that are granted by the industry as a whole, not just specific to DLS. Some of them were retroactive.

So we would expect a gradual improvement in the margin as we gain efficiency, as we were able to factor these wage increases into our formulas for price increases, and as the rigs begin to go to work.

Mike Drickamer - Morgan Keegan — Analyst

Okay, thanks, guys. That’s all for me.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Let me add a little to that, Mike. Number one, we have increased the universe of employees at DLS from about 1,320 to about 1,860. These costs have been absorbed. As of now, six workover rigs are operating. But four of them really came at the end of the first quarter and in the second quarter.

Six more are being shipped currently, and that would get us to 12; and we think that four more, sorry, will go into operations within the next month. So we should have 10 operating in the second quarter. Six on the ship coming in should be in operation in the third quarter.

We have one drilling rig that is held up in customs which should come out fairly soon. That is the mechanical 750 horsepower. The electrical rigs, the 1100s, we are experiencing some delay in delivery; and we probably will operate the first two in the third quarter and the last one in the fourth quarter, making it four drilling rigs.

Earlier, that is why I stated we have absorbed all these costs, and the first quarter where we had about six operating throughout, but they came onstream throughout the quarter. In the second quarter of the workover rigs, we should be up to 10 and third quarter up to 16.

So as Vic said, gradually you are going to see all these costs begin to become productive. And 2009 we should get the full benefit of all the revenues against these startup costs.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Mike Drickamer - Morgan Keegan — Analyst

Great, okay, guys. That is it for me.

Operator

Waqar Syed of Tristone Capital.

Waqar Syed - Tristone Capital — Analyst

Micki, congratulations; good quarter. My question is regarding what you mentioned about DLS going from 1,320 employees to 1,865. Surely not all of them are related to these drilling rigs that you are getting, drilling rigs plus the workover rigs.

Are you hiring for other purposes as well, for other businesses?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, most of them — you know, you are right that they are all not direct operators. But what we have had to do, as we bring — and you know, I think it’s going to be ongoing. But when you take this sort of 22-rig program, you really have to have a complete training school. You have to take people and train them on the rigs.

But then the additional people are your safety instructors, your trainers in safety. You have to substantially expand your personnel and human resource departments, and a lot of the indirect administrative costs also go up. Those are all in place, but the revenues are coming in very gradually.

Waqar Syed - Tristone Capital — Analyst

Sure. Good. Then could you comment on the 10% price increase that you had put in for the production services? How is that sticking?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

You know, to the best of my knowledge, that was in the Arkansas region; and surprisingly it has held up. The activity there continues to increase, and we see a demand actually for more units in what we consider is a high capacity utilization and robust market. Vic, do you want to add to that?

Vic Perez - Allis-Chalmers Energy Inc. — CFO

No, I think that in the coil tubing operation we have relocated our units to where they best fit, to the best markets. As a result of that, we have pushed our prices here and there.

I am not recalling, Micki, if it’s in Arkansas in particular, but I believe so.

Waqar Syed - Tristone Capital — Analyst

Finally, Micki, in the last few months or maybe since the major analyst meeting you hosted, the outlook for the US activity has improved considerably. Have you reviewed the growth strategy for 2008 at all based on that? Or are you still going to continue to relocate some equipment from the US into the international markets?

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, I think, as you know, again, 2007, the fourth quarter and the beginning through February of the first quarter of this year, things were really slow. Drilling activity was not very aggressive or robust.

What we have seen is that, if you take into account the capital expenditure that we incurred last year, some of which is spilling into this year, what we have done is, in anticipation of this growth, about a year, a year and a half ago, we created an organic growth program through increased capital expenditures across the board.

So far, what we have seen is that as this gap, as the units rise — and I am talking 10 CRT units, the drilling rigs, the workover rigs, the foam units, the coil tubing units — we will be able to seize the opportunity of the market turning in what we think will be the second half of the year and throughout 2009.

But really to absorb all this, to get it tested on the well side, to have the operators trained, to have the operating yards, not dissimilar to the issues we described in Argentina, I think that we are going to have a very functional operating company that has tremendous increased capacity and gets the benefits of cost-effectiveness, increased productivity, increased efficiencies for the full year 2009.

Waqar Syed - Tristone Capital — Analyst

Great, thank you very much.

Operator

Steve Ferazani of Sidoti.

Steve Ferazani - Sidoti — Analyst

Morning. Seems like the improvement in operating income comes largely, sequentially at least, from what is now the Oilfield Services. Vic, can you qualify that a little bit among the four former segments, where the improvement is?

Vic Perez - Allis-Chalmers Energy Inc. — CFO

It’s actually — the improvement is across the board in all the segments. I mean in all the operations. In other words, directional drilling, tubular services operations, the production services, they all contributed and performed better across the board.

Mexico performed better, and directional definitely performed better. So it is pretty much — for the Oilfield Services segment it is across the board.

Steve Ferazani - Sidoti — Analyst

What is the situation with headcount in the directional drilling? What is the possibilities for improvement?

You know we are hearing a lot about the Marcellus and the Haynesville over the next year. Are you positioning there? Would you be able to find the people if the work came up?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, the Marcellus, we’re definitely positioning. Again, you know we believe that there is going to be a tremendous opportunity for directional, horizontal drilling, as well as downhole motor for vertical drilling where required.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Really, what we’re doing at this stage is twofold. Number one, for excess work that we require, we are able to identify contract drillers. There is a universe of contract directional drillers who prefer being independent and working under contract. We have been able, very successfully, to identify and target these drillers.

The other thing we are doing is a very aggressive training program, hiring people who have worked on the rig floor, who have experience of the rig, and beginning to train them with our own drillers.

But for us, that is the challenging factor; that is the inhibiting factor for growth. It is not the opportunity. It is really the ability not only to get directional drillers or contract drillers or to begin training programs, but at the same time to continue to maintain operators with what we believe is the highest skill level and not in any way let quality suffer or come down.

Jeff Freedman - Allis-Chalmers Energy Inc. — VP IR

Steve, this is Jeff. I just wanted to interject a thought. One of the reasons that we had actually created the Oilfield Services group was that we would hopefully then be able to integrate a number of our services, share locations.

We are actively looking for locations in the Northeast where we could have common resource facilities for directional and underbalanced and other related services. So that really is something that we are looking at quite actively at the moment.

Steve Ferazani - Sidoti — Analyst

Do you see significant synergies from sort of combining these units at this point? Or where are you on that process?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, there are definitely cost synergies, because of — you know, one of the difficulties is getting experienced management at these operating yards, with the different disciplines. We think that at a certain level you could have a district manager that could really manage all assets, whether it’s the rental pipe, or it’s directional drilling, or hammer and bit, which in the Marcellus and in the Northeast corridor is really active and we’re doing well.

So definitely shared facilities, shared economies of scale on administration we believe are very cost-effective.

Vic Perez - Allis-Chalmers Energy Inc. — CFO

(multiple speakers) We think we are going to benefit from having one person responsible for Oilfield Services. And for the incentive compensation, it is also geared towards the success of Oilfield Services as well as the Company overall, not the individual divisions.

Steve Ferazani - Sidoti — Analyst

Right, thank you very much.

Operator

(OPERATOR INSTRUCTIONS) David Anderson of Palo Alto Investors.

David Anderson - Palo Alto Investors — Analyst

Yes. Hi, guys. Just following up on that, is it true you currently are working in the Marcellus for one of the large players? You’ve got some directional drilling activity going on right now?

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Yes, we’re currently in, operating there.

David Anderson - Palo Alto Investors — Analyst

Okay. No further detail on it, I take it? That’s fine. That’s all I needed to know. Thanks, guys.

Operator

[Mark Kaufman] of [MLK] Investment Management.

Mark Kaufman - [MLK] Investment Management — Analyst

Hi, gentlemen. Nice quarter. I have a question. I guess I’m familiar with lawyers, and I noticed the comment about sending the proxy cards out was very specific. It sounded as though you could send them out at any time. So my question is, what is the hold-up?

When I sit and do evaluation of the company, the way the deal is structured, I think as an investor I’m indifferent whether you buy them or not. Maybe Third Avenue, they are bright guys and they can figure out how they can get into Latin America without you.

So, what are we waiting for, I guess, is basically my question?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Well, firstly, I want to say that your remarks are very perceptive.

Mark Kaufman - [MLK] Investment Management — Analyst

Well, thank you.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

There is no way we can disagree with anything you have said. I think that we are looking at all our strategic alternatives. But we are — a fact is that currently the share price is trading above the offer price, and we are considering again all our strategic alternatives. We are considering the timing of the shareholders meeting for both groups.

We also feel that just for transparency it is better if we wait for — we are obviously giving our first-quarter earnings release. And we want to also see the performance of Bronco, and further analyze what is going to happen the rest of the year, and what — assess the fact as to the reasons why it is trading above what we believe is the inherent value.

So again, the short answer is, we really want to continue to analyze and review the situation before we take the next step.

Mark Kaufman - [MLK] Investment Management — Analyst

Of course, one of my concerns and the other question is — do you think it is taking away time and focus from your business?

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Not really, because we do believe what I said, that we have a legally binding agreement. We really are continuing to look at all opportunities, and obviously that if an opportunity came up we would sit and talk. I think we need consent of Bronco to move forward on it.

You know, we don’t have something that is being held up. We continue to focus on our operations and let our professional advisers look at our positioning within the sale purchase agreement.

Mark Kaufman - [MLK] Investment Management — Analyst

Thanks very much. That’s good to hear.

Operator

(OPERATOR INSTRUCTIONS) Steve Emerson of Emerson Investment Group.

Steve Emerson - Emerson Investment Group — Analyst

Micki, congratulations on a great quarter, and a positive outlook.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Thank you.

Steve Emerson - Emerson Investment Group — Analyst

Can you give possibly a number for your drilling operation? How much have the buildup costs been in Q1 and the excess salary, etc.?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Steve, we have tried to really identify and separate; but so much of that cost is indirect and really cannot be segregated completely.

But what we can do, and I think something that Vic referred to, was that if you compare quarter-over-quarter 2007 versus 2008, our wages have gone up 30%.

In addition to that, there were other factors in the first quarter of this year that affected operations and earnings. But there isn’t — you know, one is there was a nonrecurring tax expense of $1 million, which — in the fourth quarter in October there was a wage increase given to the labor operators in Argentina. And the government decided this year that the companies should pay the tax on that. So that affected operations.

The other thing was that last year we had $1.8 million in revenues from Bolivia that actually are not taxable in Argentina. That revenue went down to $400,000 as the rig came back to Argentina from Bolivia. As you probably know, the Bolivian government has moved from 50% to 51% ownership in YPF Repsol and Pan American, so the rig is back in Argentina.

So it is that plus again these wages. I don’t know if Vic could say what the effect of that 30% is; but obviously last year in the first quarter there was no increased labor gearing (multiple speakers).

Steve Emerson - Emerson Investment Group — Analyst

Okay, Micki, when should that 30% rise in labor get passed through to your contracts and your customers?

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Fully, fully, I would say you’ll see the benefits in 2009.

Steve Emerson - Emerson Investment Group — Analyst

So it will take a year to lap the old contracts?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

No, to completely absorb where every new employee is working on a rig floor.

Vic Perez - Allis-Chalmers Energy Inc. — CFO

It’s really, let me just —

Steve Emerson - Emerson Investment Group — Analyst

There are two items. One is, how long does it take to pass through that 30% wage increase? I thought that was 30% per worker or total payroll.

Vic Perez - Allis-Chalmers Energy Inc. — CFO

Let me just kind of interject that. Basically we have mainly two factors here. One is the inefficiency or the startup, if you will, of bringing on 20 rigs and the additional labor force and so on, labor-related costs. That is what Micki is referring to, that once all the rigs begin working it will work itself out later this year and into ‘09.

With regard to the other cost increases, not really related to the rigs per se, we do have formulas for passing that through to — almost with a small lag. However, some of the formulas that we have do not actually reflect accurately the real inflation in the oilpatch in Argentina.

So we are beginning the work of obtaining additional rate increases to compensate us for some of these larger wage increases that were granted by the industry in general.

Steve Emerson - Emerson Investment Group — Analyst

Okay, and —

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Just one thing, Steve, is that just further we have very recently got, I think within the last week, approximately a 30% increase in day rate from Apache beginning January 1.

We are very near negotiating, finalizing a similar rate increase with YPF Repsol.

We also obtained a rate increase across the board for pulling units, drilling units, workover units at the end of March, effective January 1 of this year. This is all apart from the formula.

And now we are in early discussions; I will probably go up to visit Pan American in June to discuss yet another increase.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Steve Emerson - Emerson Investment Group — Analyst

Okay, excellent, and going — just wrapping up Bronco, what percent of the vote is committed from the board and management?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

It is a very small vote. We have not in any — what I’m saying is management and the board controls a small share. We have not been really trying to do any type of tally or count and are concentrating on inherent values.

Steve Emerson - Emerson Investment Group — Analyst

Okay, thank you.

Operator

[Jonathan Antergen] of Dominick & Dominick.

Jonathan Antergen - Dominick & Dominick — Analyst

Good morning, guys. Most of my questions have been answered already, but I had a question for Micki, just regarding the Bronco merger. Have you seen anything since the deal announcement that would justify paying a higher price for the company?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

You know, I suppose we haven’t met, so I will tell you I’m 64 years old and I’m very old-fashioned. And I don’t understand even looking at a higher rate, because as I said earlier I’ve got a binding contract subject to shareholder approval. There is nobody — and it has been going on since January 23 — that has bid a higher price. So I assume that the value continues in a perfect market in an arms-length transaction to be $16.33; and nothing influences me in any other way.

Jonathan Antergen - Dominick & Dominick — Analyst

Right, okay. About natural gas prices, I see that they have risen. Is there sort of a comment to that? Do you think that has added to the attractiveness?

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

What if they had fallen? You know, I’m not being confrontational; but when you enter into these agreements, you basically do it based on the interests of your stockholders. Sometimes the best perceptions don’t work; and sometimes you benefit from the best perceptions.

But you know, in my mind, natural gas prices are today very robust. They have held up, and there is a lot of talk of increased activity. But just three months ago, we began discussions when there was no greater negative bias against land drillers in the US than there was in the fourth quarter of last year and the first quarter of this year.

So, world economics change. You know, you’ve seen the effect recently of talks that break down because of values and the effect of that. We continue to be fairly conservative in saying that what goes up sometimes comes down. So that we believe that this is a transaction that is subject only to stockholder approval.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Jonathan Antergen - Dominick & Dominick — Analyst

Sure. Thank you very much.

Operator

This concludes today’s question-and-answer session. Mr. Freedman, please proceed to closing remarks.

Jeff Freedman - Allis-Chalmers Energy Inc. — VP IR

Thank you very much for your attention. As you know, Micki is out of the country. I am available in the Houston office. We intend to file our 10-Q, hopefully tomorrow; and thank you very much for your attention and good morning.

Micki Hidayatallah - Allis-Chalmers Energy Inc. — Chairman, CEO

Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

* * * * *

Forward Looking Statements and Additional Information

Allis-Chalmers Energy Inc. (the “Company”) may make statements herein that are “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”).  All statements, other than statements of historical fact, included herein that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are not guarantees of future events or the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause events or the Company’s actual performance or achievements to be materially different than those projected by the Company.  For a full discussion of these risks, uncertainties and factors, the Company encourages you to read its documents on file with the SEC.  Except as required by law, the Company does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed transaction, Allis-Chalmers and Bronco have filed a joint proxy statement/prospectus and both companies have filed and will file other relevant documents concerning the proposed merger transaction with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and the other documents free of charge at the website maintained by the SEC at www.sec.gov.

The documents filed with the SEC by Allis-Chalmers may be obtained free of charge from Allis-Chalmers’ website at www.alchenergy.com or by calling Allis-Chalmers’ Investor Relations department at (713) 369-0550.

The documents filed with the SEC by Bronco may be obtained free of charge from Bronco’s website at www.broncodrill.com or by calling Bronco’s Investor Relations department at (405) 242-4444.

Final Transcript

MAY. 07. 2008 / 11:00AM ET, ALY — Q1 2008 ALLIS-CHALMERS ENERGY INC. EARNINGS CONFERENCE CALL

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Allis-Chalmers, Bronco and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Allis-Chalmers and Bronco in connection with the merger. Information regarding such persons and a description of their interest in the merger is contained in the joint proxy statement/prospectus filed with the SEC. Information about the directors and executive officers of Allis-Chalmers and their ownership of Allis-Chalmers common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Information about the directors and executive officers of Bronco and their ownership of Bronco common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus for the merger.